IndexIQ Trust

On April, 7, 2015, the Board of Trustees of IndexIQ Trust, upon the recommendation of the Audit Committee of the Board, determined not to retain Ernst & Young LLP and approved a change of the Trust's independent auditors to PricewaterhouseCoopers LLP. Ernst & Young LLP, served as the Trust's independent
auditor since the inception and listing of the Fund.   Ernst &
Young LLP last reported on the Trust's statement of assets and liabilities, statement of operations, statement of changes & financial highlights as of April 30, 2014; which reports neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the Trust and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young LLP would have caused it to make reference to the disagreements in its report on the financial statements for such periods. Ernst & Young LLP continues to serve as tax advisor to the Trust.